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                                                                Exhibit 3.1



                         CERTIFICATE OF INCORPORATION

                                      OF

                           UNIFRAX INVESTMENT CORP.



        FIRST:  The name of the Corporation is Unifrax Investment Corp.

        SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be Common Stock, without par value.

        FIFTH: The name and mailing address of the Incorporator of the Corporation is

                        Catherine M. Kilbane
                        Baker & Hostetler
                        1900 East Ninth Street
                        3200 National City Center
                        Cleveland, Ohio 44114

        SIXTH: The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation.

        SEVENTH: Any one or more directors may be removed with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

        EIGHTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

        NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of the stockholders herein are subject to this reservation.

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        TENTH:  To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true and, accordingly, have hereunto set my hand this 20th day of August, 1996.



                                        /s/ CATHERINE M. KILBANE
                                        -------------------------------
                                        Catherine M. Kilbane
                                        Incorporator






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